EXHIBIT 99.1

TRONC, INC.
PRO FORMA COMBINED BALANCE SHEETS
As of April 1, 2018
(In thousands) (Unaudited)

	tronc, Inc.	Forsalebyowner.com	Pro forma Adjustments	Ref	Proforma Combined
		(a)
Assets
Current assets
Cash	$162,731	$(38)	$2,275	(b)	$164,968
Accounts receivable	153,533	(27)	—		153,506
Inventories	13,277	(62)	—		13,215
Prepaid expenses	26,870	(1)	—		26,869
Total current assets	356,411	(128)	2,275		358,558

Property, plant and equipment
Machinery, equipment and furniture	130,289	(973)	—	(b)	129,316
Buildings and leasehold improvements	43,246	—	—		43,246
	173,535	(973)	—		172,562
Accumulated depreciation	(77,788)	517		(b)	(77,271)
	95,747	(456)	—		95,291
Advance payments on property, plant and equipment	14,007	—	—		14,007
Property, plant and equipment, net	109,754	(456)	—		109,298

Other assets
Goodwill	203,464	(100)	—		203,364
Intangible assets, net	144,078	—	—		144,078
Software, net	39,774	—	—		39,774
Deferred income taxes	28,886	—	—		28,886
Other long-term assets	30,818	—	—		30,818
Total other assets	447,020	(100)	—		446,920

Total assets	$913,185	$(684)	$2,275		$914,776

The accompanying notes are an integral part of these proforma combined financial statements.

TRONC, INC.
PRO FORMA COMBINED BALANCE SHEETS
As of April 1, 2018
(In thousands) (Unaudited)

	tronc, Inc.	Forsalebyowner.com	Pro forma Adjustments	Ref	Proforma Combined
		(a)
Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$21,829	$—	$—		$21,829
Accounts payable	75,281	(49)	—		75,232
Employee compensation and benefits	56,421	(31)	—		56,390
Deferred revenue	79,740	(61)	—		79,679
Other current liabilities	24,291	—	578	(c)	24,869
Total current liabilities	257,562	(141)	578		257,999

Non-current liabilities
Long-term debt	326,979	—	—		326,979
Deferred revenue	3,534	—	—		3,534
Pension and postretirement benefits payable	104,494	—	—		104,494
Other obligations	90,201	—	—		90,201
Total non-current liabilities	525,208	—	—		525,208

Commitments and contingencies

Noncontrolling interest	42,062	—	—		42,062

Stockholders' equity (deficit)	88,353	(543)	1,697	(d)	89,507

Total liabilities and stockholders’ equity	$913,185	$(684)	$2,275		$914,776

The accompanying notes are an integral part of these proforma combined financial statements.

TRONC, INC.
PRO FORMA COMBINED STATEMENTS OF INCOME (LOSS)
For the year ended December 31, 2017
(In thousands) (Unaudited)

	tronc, Inc.	Forsalebyowner.com	Pro forma Adjustments	Ref	Proforma Combined
		(e)
Operating revenues	$1,524,018	$(4,407)	$—		$1,519,611

Operating expenses:
Compensation	549,363	(2,968)	—		546,395
Newsprint and ink	94,340	—	—		94,340
Outside services	468,044	(2,717)	—		465,327
Other operating expenses	288,986	(3,824)	—		285,162
Depreciation and amortization	56,696	(250)	—		56,446
Total operating expenses	1,457,429	(9,759)	—		1,447,670

Income (loss) from operations	66,589	5,352	—		71,941
Interest expense, net	(26,481)	—	—		(26,481)
Premium on stock buyback	(6,031)	—	—		(6,031)
Income (loss) on equity investments, net	3,139	—	—		3,139
Income (loss) before income taxes	37,216	5,352	—		42,568
Income tax expense (benefit)	31,681	2,181	—		33,862
Net income (loss)	$5,535	$3,171	$—		$8,706

Net income per common share
Basic	$0.16				$0.26
Diluted	$0.16				$0.25
Weighted average shares outstanding
Basic	33,996				33,996
Diluted	34,285				34,285

The accompanying notes are an integral part of these proforma combined financial statements.

TRONC, INC.
PRO FORMA COMBINED STATEMENTS OF INCOME (LOSS)
For the three months ended April 1, 2018
(In thousands) (Unaudited)

	tronc, Inc.	Forsalebyowner.com	Pro forma Adjustments	Ref	Proforma Combined
		(e)
Operating revenues	$355,616	$(922)	$—		$354,694

Operating expenses:
Compensation	144,537	(325)	—		144,212
Newsprint and ink	22,034	—	—		22,034
Outside services	130,559	(266)	—		130,293
Other operating expenses	62,598	(61)	—		62,537
Depreciation and amortization	14,649	(63)	—		14,586
Total operating expenses	374,377	(715)	—		373,662

Income (loss) from operations	(18,761)	(207)	—		(18,968)
Interest expense, net	(6,594)	—	—		(6,594)
Premium on stock buyback	—	—	—		—
Loss on equity investments, net	(729)	—	—		(729)
Other income, net	4,388	—	—		4,388
Income (loss) before income taxes	(21,696)	(207)	—		(21,903)
Income tax expense (benefit)	(7,185)	(58)	—		(7,243)
Net income (loss)	(14,511)	(149)	—		(14,660)
Less: Income attributable to noncontrolling interest	262	—	—		262
Net loss attributable to tronc common stockholders	$(14,773)	$(149)	$—		$(14,922)

Net loss attributable to tronc common share
Basic	$(0.42)				$(0.43)
Diluted	$(0.42)				$(0.43)
Weighted average shares outstanding
Basic	34,801				34,801
Diluted	34,801				34,801

The accompanying notes are an integral part of these proforma combined financial statements.

TRONC, INC.
NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1: BASIS OF PRESENTATION
The accompanying unaudited pro forma condensed consolidated financial statements of tronc, Inc. and subsidiaries (the “Company”) were derived from the Company’s historical consolidated financial statements. The unaudited pro forma balance sheet as of April 1, 2018 was adjusted to reflect the sale of Forsalebyowner.com for an aggregate purchase price of $2.5 million in cash, which closed on May 23, 2018, as though the disposition occurred on April 1, 2018.
The unaudited pro forma condensed consolidated statements of operations for the quarter ended April 1, 2018 and the year ended December 31, 2017 were prepared as though the disposition occurred on December 26, 2016, the first day of the Company’s fiscal year 2017.
The unaudited pro forma condensed consolidated financial statements are furnished for informational purposes only and do not purport to reflect the Company’s financial position and results of operations had the dispositions occurred on the dates as indicated above. Further, these financial statements are not necessarily indicative of the Company’s future financial position and future results of operations and should be read in conjunction with the historical financial statements of the Company included in its Annual Report on Form 10‑K for the year ended December 31, 2017 and the Company’s Quarterly Report on Form 10-Q for the quarter ended April 1, 2018.
NOTE 2: PRO FORMA ADJUSTMENTS
The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma combined financial information:
Adjustments to the pro forma condensed combined balance sheet

(a)	To eliminate the assets and liabilities of Forsalebyowner.com.

(b)
The cash adjustment amount consists of gross proceeds of $2,500 received from the sale of Forsalebyowner.com on May 23, 2018 and is decreased by selling expenses requiring payment at closing, which total approximately $225.

(c)	Other accrued expense adjustment represents estimated taxes payable related to the sale of Forsalebyowner.com, calculated at the statutory rate.

(d)	Stockholders’ equity was adjusted as a result of adjustments (a) through (c).
Adjustments to the pro forma condensed statements of operations

(e)	To eliminate the revenues and expenses of Forsalebyowner.com.